EXHIBIT 99.1


                             [SIX FLAGS, INC. LOGO]


                 SIX FLAGS REPORTS THIRD QUARTER PERFORMANCE
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                               THROUGH MID-AUGUST
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           Company Maintains All-Time High Guest Satisfaction Ratings

New York, NY -- August 14, 2008 -- Six Flags, Inc. (NYSE: SIX) announced today that with just over two weeks remaining in its full-time operating season, revenues for its third quarter through August 12, 2008 have increased approximately 7.6%, or $23.5 million, over the prior-year period on fewer park operating days. The revenue increase is attributable to attendance growth of 5.1%, or 407,000, to 8.43 million guests and a 2.4%, or $0.92, increase in total revenue per capita to $39.55. Guest spending, which excludes sponsorship, licensing, and other fees, grew by 1.6%, or $0.60, for the period to $38.56.

The quarter-to-date growth in revenues is on top of the Company's performance for the first six months of 2008, which included 5% growth in both revenues and total revenue per capita compared to the first six months of 2007, bringing the Company's year to date revenue growth to 6.1% or $43.1 million.

Commenting on the performance, Mark Shapiro, President and Chief Executive Officer, said: "This is a terrific start for the quarter and it demonstrates that the Company's strategic, multi-year commitment to improving the quality of our guest experience and expanding our core business can bring about sustained long-term growth."

While the results for the Company's third quarter will ultimately reflect a loss of two operating days at the end of September at each of its parks compared to the prior-year quarter, the Company expects to recover the lost attendance from those days in the fourth quarter, including the benefit of a favorable Halloween season calendar with the holiday falling on a Friday this year compared to a Wednesday in 2007.

Guest Satisfaction Results

The Company's commitment to quality is measured by its guest approval ratings, which for the month of July 2008 - historically the most significant month in the operating season - remained at or above all-time highs, maintaining or exceeding last year's record scores according to Delta Market Research, Inc. Guests rated Six Flags highest on safety, park cleanliness and overall product. These results reflect input from guests at 12 Six Flags branded locations.

Key areas in which guests rated the performance of Six Flags parks at or above all-time high levels included:

o Ride Safety
o Park Cleanliness
o Enforcement of No Smoking Policy
o Enforcement of Code of Conduct Policy
o Employee Service
o Speed of Lines
o Rides the Whole Family Can Do Together
o Value for the Money
o Overall Satisfaction

"The quality of our in-park experience and the value of our overall entertainment offering continue to resonate with our guests, particularly among those in search of the ultimate regional family outing in the midst of a difficult economy," said Mark Shapiro, Six Flags President and CEO. "Six Flags is taking advantage of the unique sampling opportunity in this environment and restoring faith with our consumer base."

In addition to the specific in-park measurements, 77% of guests stated that they definitely will recommend Six Flags to a friend.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 20 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting edge, record-shattering roller coasters and appointment programming with events like the popular Thursday and Sunday Night Concert Series. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics - families, teens, tweens and thrill seekers alike - with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.

Forward Looking Statements:
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, which is available free of charge on Six Flags' website http://www.sixflags.com.

About Delta Market Research, Inc.

For over 30 years, Delta Market Research Inc. has been a nationally-recognized market research company, and for over 10 years has researched all aspects of the theme park industry for companies including Disney and Six Flags. Delta has also conducted research projects for GMAC, DiTech, Lowes, ConAgra, Rohm and Haas, United Way of America and the NFL.

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                 Media Contact: Sandra Daniels - (212) 652-9360

              Investor Relations: William Schmitt - (203) 682-8200